Exhibit 23.16

CONSENT OF EXPERT

I, Ross D. Hammett, hereby consent to the quotation or summary of the portions prepared by me of the report entitled KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update, NI 43-101 Technical Report dated November 9, 2020 but with an effective date of April 30, 2020 (the “Report”) in the Annual Report on Form 40-F of Seabridge Gold Inc. (the “40-F”), and to the use or incorporation by reference of the Report and my name in the 40-F.

/s/ Ross D. Hammett, Ph.D., P. Eng.
By:	Ross D. Hammett, Ph.D., P. Eng.

Dated: March 24, 2021